Exhibit 99.2

Innovative Industrial Properties Prices Upsized Private Offering of Exchangeable Senior Notes Due 2029

SAN DIEGO, CA – June 10, 2026 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR) announced today the pricing of a private offering of $350.0 million aggregate principal amount of 6.0% exchangeable senior notes due 2029 (the “notes”) of its operating partnership, IIP Operating Partnership, LP (the “Operating Partnership”). The offering was upsized from the previously announced offering size of $250.0 million in aggregate principal amount of notes. The offering is expected to close on June 15, 2026, subject to the satisfaction of customary closing conditions.

The initial purchasers of the notes have been granted a 13-day option to purchase up to an additional $52.5 million aggregate principal amount of notes to cover over-allotments, if any.

The notes will be senior unsecured obligations of the Operating Partnership, will be fully and unconditionally guaranteed by the Company and will be exchangeable for cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Operating Partnership’s option. The initial exchange rate for the notes will be 14.4113 shares of the Company’s common stock per $1,000 principal amount of notes and the initial exchange price will be approximately $69.39 per share of the Company’s common stock. The initial exchange rate and initial exchange price are subject to adjustment in certain circumstances. The notes will pay interest semiannually at a rate of 6.0% per annum and will mature on June 15, 2029, unless earlier exchanged or repurchased in accordance with their terms. The Operating Partnership will not have the right to redeem the notes prior to maturity, but may be required to repurchase the notes from holders under certain circumstances.

The Operating Partnership intends to use up to $70.0 million of the net proceeds from this offering (or up to $80.5 million of the net proceeds if the initial purchasers exercise their option to purchase additional notes) to fund the repurchase of shares of common stock of the Company from certain purchasers of the notes in privately negotiated transactions and intends to use the remaining net proceeds from this offering for working capital and general corporate purposes, which may include repayment of indebtedness, and funding investments that are consistent with its investment strategy, or a combination of the foregoing. The share repurchases, and any other repurchases of shares of the Company’s common stock, may increase, or reduce the size of any decrease in, the market price of the Company’s common stock, and repurchases executed concurrently with the pricing of the offering may have affected the initial terms of the notes, including the initial conversion price.

The notes (and the related guarantee) will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the related guarantee, and any shares issuable upon conversion of the notes, have not and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties and life science real estate.

This press release contains statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding the offering, the terms of the notes, and the use of proceeds from the offering, including the share repurchase, are forward-looking statements. When used in this press release, words such as the Company or the Operating Partnership “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332